Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

SALLIE MAE REPORTS SECOND-QUARTER 2015 FINANCIAL RESULTS
Net Income Increases to $91 Million From $44 Million in Year-Ago Quarter
Asset Sales Contribute to Earnings Per Share Growth
Portfolio of Private Education Loans Grows 24 Percent to $9.2 Billion From Year-Ago Quarter

NEWARK, Del., July 22, 2015 —  Sallie Mae (NASDAQ: SLM), formally SLM Corporation, today released second-quarter 2015 financial results that reflected a significant increase in net income from the year-ago quarter, primarily due to earnings-per-share contributions from a previously announced private education loan sale. The company originated $384 million in private education loans for the quarter, and at June 30, 2015 the private education loan portfolio totaled $9.2 billion, a 24-percent increase from June 30, 2014.
“This quarter marked Sallie Mae’s first, full year as a stand-alone company, and our results reflect the steady cadence of changes implemented and investments made to enhance the customer experience and simplify the process of applying for, managing, and repaying loans,” said Raymond Quinlan, Chairman and CEO. “Confidence in our business model and commitment to customer service are evident in the double-digit increase in our private education loan portfolio and our successful asset sale.”
For the second-quarter 2015, GAAP net income was $91 million ($.20 diluted earnings per share), compared with $44 million ($.09 diluted earnings per share) in the year-ago quarter. The year-over-year increase was primarily attributable to a $75-million increase in gains on sales of loans, a $24-million increase in net interest income offset by a $14-million increase in provisions for loan losses and a $16-million increase in total expenses.
Second-quarter 2015 results vs. second-quarter 2014 included:

•	Private education loan originations of $384 million, up 2 percent.

•	Net interest income of $168 million, up 16 percent.

•	Net interest margin of 5.49 percent, up 17 basis points.

•	Average private education loans outstanding of $9.4 billion, up 27 percent.

•	Average yield on the private education loan portfolio was 7.96 percent, down 26 basis points.

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Private education loan provision for loan losses was $15 million, up $15 million. The year-ago quarter provision included a $14 million benefit from a change to the loss confirmation period and the charge-off policy as described below.

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Loans in forbearance were 5.69 percent of private education loans in repayment and forbearance. The increase in loans in forbearance in the quarter was driven by the company's efforts to respond to FDIC encouragement that lenders provide aid to customers affected by the floods in Texas in the spring of 2015. A one-time, two month disaster forbearance was granted to all student loan customers resident in the impacted area.

•	Delinquencies as a percentage of private education loans in repayment were 1.70 percent.
Year-over-year private education loan portfolio performance continues to be affected by changes in the company’s business practices undertaken in connection with the Navient Corporation spin-off. Most notably, the company changed its policy to charge off loans after 120 days of delinquency and changed its loss confirmation period from two years to one year to reflect both the shorter charge-off policy and its related servicing practices. Consequently, many of the pre-spin-off, historical credit indicators and period-over-period trends are not comparable and may not be indicative of future performance.

Core earnings for the quarter were $91 million ($.20 diluted earnings per share), compared with $48 million ($.10 diluted earnings per share) in the year-ago quarter. Sallie Mae provides core earnings because it is one of several measures used to evaluate management performance. The difference between core earnings and GAAP net income is driven by mark-to-market unrealized gains and losses on derivative contracts recognized in GAAP, but not in core earnings results. Management believes its derivatives are effective economic hedges, and, as such, they are a critical element of the company's interest rate risk management strategy. Second-quarter 2015 GAAP results included $1 million of pre-tax gains from derivative accounting treatment that are excluded from core earnings results vs. $7 million of pre-tax losses in the year-ago quarter.
Total Expenses
Total expenses were $91 million in second-quarter 2015 (including $1 million of reorganization expenses), compared with $75 million of total expenses in the year-ago quarter (including $14 million of reorganization expenses). The increase is primarily due to the higher costs of establishing a stand-alone company and higher loan volume.
Income Tax Expense
Income tax expense increased to $60 million in second-quarter 2015 from $32 million in the year-ago quarter. The increase was largely attributed to the previously announced private education loan sale. The decline in the second quarter effective tax rate to 39.7 percent from 42.1 percent in the year-ago quarter was primarily the result of additional expense related to uncertain tax positions recorded in second-quarter 2014.
Capital
The regulatory capital ratios of the company’s Sallie Mae Bank subsidiary continue to exceed guidelines for institutions considered "well capitalized." At June 30, 2015, Sallie Mae Bank’s regulatory capital ratios were as follows:

	June 30, 2015	Well Capitalized Regulatory Requirements
Tier 1 leverage	12.5 percent	5.0 percent
Tier 1 risk-based capital	15.2 percent	8.0 percent
Total risk-based capital	16.0 percent	10.0 percent
Common equity Tier 1 capital	15.2 percent	6.5 percent

Deposits
Deposits at Sallie Mae totaled $10.3 billion at June 30, 2015, compared with $8.9 billion at June 30, 2014. The increase was primarily driven by growth in brokered money market deposits and brokered CDs.
Guidance
The company expects 2015 results to be as follows:

•	Full-year private education loan originations of $4.3 billion.

•	Full-year operating expenses of $340 million, plus an additional $7 million of reorganization expenses.

•	Full-year loan sales of $1.5 billion at a net premium of 10.5-percent over book value.

•	Full-year provision for private education loan losses of $95 million.

•	Full-year diluted core earnings per share between $.57 and $.59.
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Sallie Mae will host an earnings conference call tomorrow, July 23, 2015, at 8 a.m. EDT. Sallie Mae executives will be on hand to discuss various highlights of the quarter and to answer questions related to Sallie Mae’s performance. Individuals interested in participating in the call should dial 877-356-5689 (USA and Canada) or dial 706-679-0623 (international) and use access code 68022122 starting at 7:45 a.m. EDT. A live audio webcast of the conference call may be accessed at www.SallieMae.com/investors. A replay of the conference call via the company’s website will be available approximately two hours after the call’s conclusion and will remain available through Aug. 6, 2015, by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 68022122.
Presentation slides for the conference call may be accessed at www.SallieMae.com/investors under the webcasts tab.

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2014 (filed with the SEC on Feb. 26, 2015) and subsequent filings with the SEC; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: changes in its funding costs and availability; reductions to its credit ratings; failures or breaches of its operating systems or infrastructure, including those of third-party vendors; damage to its reputation; failures or breaches to successfully implement cost-cutting and restructuring initiatives and adverse effects of such initiatives on the company's business; risks associated with restructuring initiatives; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; increased competition from banks and other consumer lenders; the creditworthiness of its customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of its earning assets versus its funding arrangements; rates of prepayments on the loans it makes; changes in general economic conditions and the company's ability to successfully effectuate any acquisitions; and other strategic initiatives. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions, including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements to conform such statements to actual results or changes in its expectations.
The company reports financial results on a GAAP basis and also provides certain “Core Earnings” performance measures. The difference between the company’s “Core Earnings” and GAAP results for the periods presented were the unrealized, mark-to-market gains/losses on derivative contracts. These are recognized in GAAP, but not in “Core Earnings” results. The company provides “Core Earnings” measures because this is what management uses when making management decisions regarding the company’s performance and the allocation of corporate resources. The company’s “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies.
For additional information, see “GAAP Consolidated Earnings Summary -‘Core Earnings’” in the company’s Form 10-Q for the quarter ended June 30, 2015 for a further discussion and the “‘Core Earnings’ to GAAP Reconciliation” table in this press release, for a complete reconciliation between GAAP net income and “Core Earnings.”
Year-over-year private education loan portfolio performance continues to be affected by changes in the company’s business practices undertaken in connection with the Navient Corporation spin-off. Most notably, the company changed its policy to charge off loans after 120 days of delinquency and changed its loss confirmation period from two years to one year to reflect both the shorter charge-off policy and its related servicing practices. A loss confirmation period represents the expected period between a loss event and when management considers the debt to be uncollectible, taking into consideration account management practices that affect the timing of a loss, such as the usage of forbearance. Prior to the spin-off, Sallie Mae Bank also sold all loans past 90 days delinquent to an affiliate now owned by Navient Corporation. Consequently, many of the pre-spin-off, historical credit indicators and period-over-period trends are not comparable and may not be indicative of future performance.

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Sallie Mae (NASDAQ: SLM) is the nation’s saving, planning, and paying for college company. Whether college is a long way off or just around the corner, Sallie Mae offers products that promote responsible personal finance, including private education loans, Upromise rewards, scholarship search, college financial planning tools, and online retail banking. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

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Contacts:

Media:	Martha Holler, 302-451-4900, martha.holler@SallieMae.com
Investors:	Brian Cronin, 302-451-0304, brian.cronin@SallieMae.com
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Selected Financial Information and Ratios
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share data and percentages)	2015	2014	2015	2014

Net income attributable to SLM Corporation common stock	$86,146	$40,900	$129,022	$88,348
Diluted earnings per common share attributable to SLM Corporation	$0.20	$0.09	$0.30	$0.20
Weighted average shares used to compute diluted earnings per share	432,742	430,750	432,523	432,689
Return on assets	2.8%	1.6%	2.2%	1.7%
Operating efficiency ratio(1)	37.2%	40.8%	42.1%	43.4%

Other Operating Statistics
Ending Private Education Loans, net	$9,245,259	$7,436,225	$9,245,259	$7,436,225
Ending FFELP Loans, net	1,177,649	1,357,746	1,177,649	1,357,746
Ending total education loans, net	$10,422,908	$8,793,971	$10,422,908	$8,793,971

Average education loans	$10,556,020	$8,735,805	$10,622,272	$8,779,811

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(1) Our efficiency ratio is calculated as operating expense, excluding restructuring and other reorganization expenses, divided by net interest income after provisions for loan losses and other income.

SLM CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	June 30,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$1,278,863	$2,359,780
Available-for-sale investments at fair value (cost of $175,158 and $167,740, respectively)	173,845	168,934
Loans held for investment (net of allowance for losses of $91,866 and $83,842, respectively)	10,422,908	9,509,786
Other interest-earning assets	55,260	77,283
Accrued interest receivable	562,239	469,697
Premises and equipment, net	80,432	78,470
Acquired intangible assets, net	2,485	3,225
Tax indemnification receivable	228,910	240,311
Other assets	70,019	64,757
Total assets	$12,874,961	$12,972,243

Liabilities
Deposits	$10,340,605	$10,540,555
Income taxes payable, net	185,849	191,499
Upromise related liabilities	283,584	293,004
Other liabilities	102,750	117,227
Total liabilities	10,912,788	11,142,285

Commitments and contingencies

Equity
Preferred stock, par value $0.20 per share, 20 million shares authorized:
Series A: 3.3 million and 3.3 million shares issued, respectively, at stated value of $50 per share	165,000	165,000
Series B: 4 million and 4 million shares issued, respectively, at stated value of $100 per share	400,000	400,000
Common stock, par value $0.20 per share, 1.125 billion shares authorized: 430 million and 425 million shares issued, respectively	86,003	84,961
Additional paid-in capital	1,120,923	1,090,511
Accumulated other comprehensive loss (net of tax benefit of $7,171 and $7,186, respectively)	(11,448)	(11,393)
Retained earnings	240,967	113,066
Total SLM Corporation stockholders' equity before treasury stock	2,001,445	1,842,145
Less: Common stock held in treasury at cost: 4 million and 1 million shares, respectively	(39,272)	(12,187)
Total equity	1,962,173	1,829,958
Total liabilities and equity	$12,874,961	$12,972,243

SLM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Interest income:
Loans	$195,287	$162,238	$393,143	$322,273
Investments	2,386	2,236	5,106	3,204
Cash and cash equivalents	801	1,099	1,581	1,965
Total interest income	198,474	165,573	399,830	327,442
Interest expense:
Deposits	29,482	21,034	59,052	43,624
Other interest expense	735	—	1,567	41
Total interest expense	30,217	21,034	60,619	43,665
Net interest income	168,257	144,539	339,211	283,777
Less: provisions for loan losses	15,558	1,014	32,176	40,173
Net interest income after provisions for loan losses	152,699	143,525	307,035	243,604
Noninterest income:
Gains on sales of loans, net	76,874	1,928	76,874	35,816
Gains (losses) on derivatives and hedging activities, net	1,602	(9,458)	4,894	(10,222)
Other	10,912	15,229	18,919	23,365
Total noninterest income	89,388	7,699	100,687	48,959
Expenses:
Compensation and benefits	38,572	31,667	79,775	61,334
Other operating expenses	51,227	28,812	91,211	62,744
Total operating expenses	89,799	60,479	170,986	124,078
Acquired intangible asset impairment and amortization expense	370	1,156	740	2,995
Restructuring and other reorganization expenses	744	13,520	5,401	13,749
Total expenses	90,913	75,155	177,127	140,822
Income before income tax expense	151,174	76,069	230,595	151,741
Income tax expense	60,158	31,941	91,880	60,599
Net income	91,016	44,128	138,715	91,142
Less: net loss attributable to noncontrolling interest	—	—	—	(434)
Net income attributable to SLM Corporation	91,016	44,128	138,715	91,576
Preferred stock dividends	4,870	3,228	9,693	3,228
Net income attributable to SLM Corporation common stock	$86,146	$40,900	$129,022	$88,348

Basic earnings per common share attributable to SLM Corporation	$0.20	$0.10	$0.30	$0.21
Average common shares outstanding	425,688	422,805	425,061	424,751
Diluted earnings per common share attributable to SLM Corporation	$0.20	$0.09	$0.30	$0.20
Average common and common equivalent shares outstanding	432,742	430,750	432,523	432,689

“Core Earnings” to GAAP Reconciliation

The following table reflects adjustments associated with our derivative activities.

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share amounts)	2015	2014	2015	2014

“Core Earnings” adjustments to GAAP:

GAAP net income attributable to SLM Corporation	$91,016	$44,128	$138,715	$91,576
Preferred stock dividends	4,870	3,228	9,693	3,228
GAAP net income attributable to SLM Corporation common stock	$86,146	$40,900	$129,022	$88,348

Adjustments:
Net impact of derivative accounting(1)	(632)	7,031	(2,901)	8,255
Net tax effect(2)	252	(2,708)	1,157	(3,180)
Total “Core Earnings” adjustments to GAAP	(380)	4,323	(1,744)	5,075

“Core Earnings” attributable to SLM Corporation common stock	$85,766	$45,223	$127,278	$93,423

GAAP diluted earnings per common share	$0.20	$0.09	$0.30	$0.20
Derivative adjustments, net of tax	0.00	0.01	0.00	0.02
“Core Earnings” diluted earnings per common share	$0.20	$0.10	$0.29	$0.22
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(1) Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. Under GAAP, for our derivatives held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0.

(2) “Core Earnings” tax rate is based on the effective tax rate at the Bank where the derivative instruments are held.